Exhibit 99.1

FOR RELEASE, Wednesday, March 22, 2023	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2023 FIRST QUARTER RESULTS
Total Revenues of $1.38 Billion
Net Income of $125.5 Million; Diluted Earnings Per Share of $1.45
Book Value Per Share of $44.80; New Stock Repurchase Authorization of $500 Million

LOS ANGELES (March 22, 2023) — KB Home (NYSE: KBH) today reported results for its first quarter ended February 28, 2023.
“We produced solid financial results in the first quarter, with diluted earnings per share that were in-line with the prior-year quarter, despite significantly more challenging housing market conditions. Our revenues were at the high-end of our guidance range and we outperformed both our operating and gross margin expectations. In addition, we further expanded our book value per share, which grew to $44.80, up 27% from a year ago,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer.
“As we entered the Spring selling season during the quarter, we began to see an increase in demand. This reflected in part the targeted sales strategies we deployed, together with a stabilizing mortgage interest rate environment. As a result, we achieved a sequential improvement in our net orders in both January and February, and net orders have remained strong in the early weeks of March. Although there are still considerable interest rate and economic uncertainties, we are encouraged by this progression.”
“Moving forward, we believe we are well positioned with a solid balance sheet and healthy cash flow expected for this year. In addition, with our Board of Directors approving a $500 million share repurchase authorization, we have the flexibility to continue to return cash to stockholders, supporting our future earnings per share and return on equity.”
Three Months Ended February 28, 2023 (comparisons on a year-over-year basis)
•Revenues of $1.38 billion were essentially the same.
•Homes delivered decreased 3% to 2,788.
•Average selling price increased 2% to $494,500.
•Homebuilding operating income was $156.5 million, compared to $169.6 million. The homebuilding operating income margin was 11.4%, compared to 12.2%. Excluding total inventory-related charges of $5.3 million for the current quarter and $.2 million for the year-earlier quarter, the homebuilding operating income margin decreased 50 basis points to 11.7%, reflecting a lower housing gross profit margin, partly offset by a slight improvement in the selling, general and administrative expense ratio.
◦The housing gross profit margin was 21.5%, compared to 22.4%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin decreased 60 basis points to 21.8% from 22.4%, mainly due to slightly higher construction costs and increased homebuyer concessions implemented amid soft housing market conditions.

◦Selling, general and administrative expenses as a percentage of housing revenues improved 10 basis points to 10.1%.
•The Company’s financial services operations generated pretax income of $6.0 million, compared to $8.4 million, mainly due to a decrease in the equity in income of its mortgage banking joint venture, KBHS Home Loans, LLC (“KBHS”). KBHS’ current quarter results were impacted by a substantially lower volume of new interest rate lock commitments.
•Net income of $125.5 million decreased 7%, while diluted earnings per share of $1.45 was nearly flat due to the impact of the Company’s common stock repurchases. The Company’s net income reflected an effective tax rate of approximately 23%, compared to approximately 25%.
Backlog and Net Orders (comparisons on a year-over-year basis)
•The Company’s ending backlog value was $3.31 billion, compared to $5.71 billion. Ending backlog units totaled 7,016, compared to 11,886.
•Net orders of 2,142 and net order value of $1.00 billion decreased 49% and 53%, respectively, as the combination of higher mortgage interest rates, elevated inflation and other macroeconomic and geopolitical concerns continued to temper demand.
◦Gross orders for the quarter of 3,357, while down 29% from 4,729, increased 55% sequentially from 2,169. The cancellation rate as a percentage of gross orders was 36%, compared to 11%. On a sequential basis, the cancellation rate improved from 68%.
•The Company continued to expand its community count in the first quarter, with ending community count up 23% to 256 and the average community count up 18% to 251.
Balance Sheet as of February 28, 2023 (comparisons to November 30, 2022, except as noted)
•The Company had total liquidity of $1.24 billion, with $260.1 million of cash and cash equivalents and $983.4 million of available capacity under its unsecured revolving credit facility.
•Inventories totaled $5.45 billion, down 2%.
◦The Company continued to moderate its land investments in response to soft housing market conditions, with land and land development expenditures for the quarter decreasing 48% to $367.0 million, compared to $704.7 million for the year-earlier quarter. Land acquisition investments included in these amounts decreased 86% to $50.0 million.
◦The Company’s lots owned or under contract totaled 62,404, compared to 68,795, mainly due to homes delivered, reduced land investments and the abandonment of previously controlled lots.
▪Of the Company’s total lots, approximately 74% were owned and 26% were under contract, compared to 70% owned and 30% under contract.
▪The Company’s 45,934 owned lots represented a supply of approximately 3.4 years, based on homes delivered in the trailing 12 months.
•Notes payable decreased by $49.7 million to $1.79 billion, mainly due to repayments under the Company’s unsecured revolving credit facility. The Company’s debt to capital ratio improved to 32.6%, compared to 33.4%. On a year-over-year basis, this ratio improved 560 basis points from 38.2%.
•Stockholders’ equity increased to $3.70 billion, compared to $3.66 billion, primarily reflecting current quarter net income, partly offset by common stock repurchases.
◦In the 2023 first quarter, the Company repurchased approximately 2.0 million shares of its outstanding common stock at a total cost of $75.0 million, or $38.16 per share.

▪On March 21, 2023, the Company’s Board of Directors authorized the repurchase of up to $500.0 million of the Company’s outstanding common stock, replacing a prior authorization, which had $75.0 million remaining.
◦Book value per share of $44.80 increased 27% year over year.
Guidance
The Company is providing the following guidance for its 2023 full year:
•Housing revenues in the range of $5.20 billion to $5.90 billion.
•Average selling price in the range of $480,000 to $490,000.
•Homebuilding operating income as a percentage of revenues in the range of 10.0% to 11.0%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 20.5% to 21.5%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues anticipated to be approximately 10.0% to 11.0%.
•Effective tax rate of approximately 24%.
•Average community count up year over year in the low double-digit percentage range.
•Return on equity in the low double digits.
The Company plans to also provide guidance for its 2023 second quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2023 first quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States, operating in 47 markets from coast to coast, and building over 670,000 quality homes in our more than 65-year history. What sets KB Home apart is our focus on building strong, personal relationships with every customer — from those buying their first home to experienced buyers — so they have a real partner in the homebuying process. No two KB homes are the same. That’s because every home is uniquely built for each customer, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard that fewer than 10% of new homes nationwide meet, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to deliver greater comfort and well-being than new homes without certification. Reflecting the company’s commitment to creating an exceptional homebuying experience, KB Home is the #1 customer-ranked national homebuilder based on homebuyer satisfaction surveys from a leading third-party review site. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply in the past few quarters and signaled an intention to aggressively further increase to moderate inflation, available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability or willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations or raise the amount the federal government is authorized to borrow to meet its existing legal obligations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS; the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international (including China), federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2023 and 2022
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended February 28,
	2023	2022
Total revenues	$1,384,314	$1,398,789
Homebuilding:
Revenues	$1,378,537	$1,394,154
Costs and expenses	(1,222,048)	(1,224,592)
Operating income	156,489	169,562
Interest income	467	36
Equity in income (loss) of unconsolidated joint ventures	(757)	23
Homebuilding pretax income	156,199	169,621
Financial services:
Revenues	5,777	4,635
Expenses	(1,358)	(1,347)
Equity in income of unconsolidated joint ventures	1,582	5,148
Financial services pretax income	6,001	8,436
Total pretax income	162,200	178,057
Income tax expense	(36,700)	(43,800)
Net income	$125,500	$134,257
Earnings per share:
Basic	$1.49	$1.51
Diluted	$1.45	$1.47
Weighted average shares outstanding:
Basic	83,468	88,285
Diluted	85,995	91,067

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	February 28, 2023	November 30, 2022
Assets
Homebuilding:
Cash and cash equivalents	$260,127	$328,517
Receivables	348,567	322,767
Inventories	5,445,153	5,543,176
Investments in unconsolidated joint ventures	51,188	46,785
Property and equipment, net	89,359	89,234
Deferred tax assets, net	155,868	160,868
Other assets	102,902	101,051
	6,453,164	6,592,398
Financial services	60,937	59,532
Total assets	$6,514,101	$6,651,930

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$349,800	$412,525
Accrued expenses and other liabilities	678,611	736,971
Notes payable	1,788,850	1,838,511
	2,817,261	2,988,007
Financial services	1,377	3,128
Stockholders’ equity	3,695,463	3,660,795
Total liabilities and stockholders’ equity	$6,514,101	$6,651,930

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2023 and 2022
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended February 28,
	2023	2022
Homebuilding revenues:
Housing	$1,378,537	$1,394,154
Land	—	—
Total	$1,378,537	$1,394,154

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,082,821	$1,082,112
Land	—	—
Subtotal	1,082,821	1,082,112
Selling, general and administrative expenses	139,227	142,480
Total	$1,222,048	$1,224,592

Interest expense:
Interest incurred	$27,804	$28,303
Interest capitalized	(27,804)	(28,303)
Total	$—	$—

Other information:
Amortization of previously capitalized interest	$26,136	$29,773
Depreciation and amortization	9,547	8,176

Average selling price:
West Coast	$687,000	$720,900
Southwest	447,000	406,500
Central	417,100	372,800
Southeast	393,600	350,900
Total	$494,500	$486,100

KB HOME SUPPLEMENTAL INFORMATION For the Three Months Ended February 28, 2023 and 2022 (Dollars in Thousands - Unaudited)

			Three Months Ended February 28,
			2023	2022
Homes delivered:
West Coast			786	914
Southwest			536	516
Central			935	953
Southeast			531	485
Total			2,788	2,868

Net orders:
West Coast			857	1,094
Southwest			470	748
Central			411	1,444
Southeast			404	924
Total			2,142	4,210

Net order value:
West Coast			$535,539	$845,517
Southwest			177,392	327,569
Central			139,468	618,009
Southeast			149,469	362,639
Total			$1,001,868	$2,153,734

	February 28, 2023		February 28, 2022
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,358	$918,535	2,621	$1,951,554
Southwest	1,626	686,101	2,426	1,028,385
Central	2,465	1,069,380	4,402	1,811,261
Southeast	1,567	640,874	2,437	920,105
Total	7,016	$3,314,890	11,886	$5,711,305

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages - Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended February 28,
	2023	2022
Housing revenues	$1,378,537	$1,394,154
Housing construction and land costs	(1,082,821)	(1,082,112)
Housing gross profits	295,716	312,042
Add: Inventory-related charges (a)	5,289	175
Adjusted housing gross profits	$301,005	$312,217
Housing gross profit margin	21.5%	22.4%
Adjusted housing gross profit margin	21.8%	22.4%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.